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                                                      Filed under Rule 424(b)(3)
                                         Relating to Reg. St. File No. 333-59575

                               ZEROPLUS.COM, INC.
                             (formerly e-Net, Inc.)

                              PROSPECTUS SUPPLEMENT
                             DATED FEBRUARY 15, 2000
                                  TO PROSPECTUS
                               DATED JULY 22, 1998

     This Prospectus Supplement supplements that certain Prospectus dated July 22, 1998 for the offer and sale by certain participants in the Amended and Restated 1997 Nonqualified Stock Option Plan of e-Net, Inc., a Delaware corporation (the "Company"), of shares of the Company's common stock. This Prospectus Supplement should be read together with the original Prospectus.

     Effective February 15, 2000, ZeroPlus.com Incorporated, a Delaware corporation and a wholly-owned subsidiary of the Company, was merged with and into the Company. As a result, the Company changed its name to ZEROPLUS.com, Inc. The Company's Nasdaq trading symbol also was changed from "ETEL" to "ZPLS". The certificates that represented the issued and outstanding shares of the common stock of the Company prior to the merger and name change continue to represent those shares after the merger and name change. Outstanding options to purchase shares of Common Stock of the Company prior to the merger and name change were unaffected by the merger and name change.